Exhibit 3.5

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

FORM OF ARTICLES SUPPLEMENTARY

Inland Residential Properties Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.2.2 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 40,000,000 authorized but unissued shares of Class T Common Stock, $.001 par value per share, of the Corporation (the “Class T Common Stock”) as shares of Class T-3 Common Stock, $.001 par value per share, of the Corporation (the “Class T-3 Common Stock”), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of shares of Class T Common Stock and Class T-3 Common Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary are 40,000,000 and 40,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class T-3 Common Stock

(1) Designation and Number. Of the total number of authorized Common Shares, 40,000,000 shares are shares of Class T-3 Common Stock (“Class T-3 Shares”).

(2) Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

Class T-3 Conversion Rate. The term “Class T-3 Conversion Rate” shall have the meaning as provided in Section 5 herein.

Class T-3 Estimated Value Per Share. The term “Class T-3 Estimated Value Per Share” shall mean the estimated value of the Corporation allocable to the Class T-3 Shares, determined as described in the Corporation’s Prospectus, divided by the number of outstanding Class T-3 Shares.

Class T-3 Total Share-Level Underwriting Compensation. The term “Class T-3 Total Share-Level Underwriting Compensation” shall mean all Dealer Manager Fees, Selling Commissions and volume discounts paid by the Corporation with respect to any Class T-3 Share sold for the account of the Corporation through an Offering.

(3) Description. Except as otherwise set forth herein, the Class T-3 Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other Distributions, qualifications, and terms and conditions of redemption as the Class A Shares and Class T Shares.

(4) Rights Upon Liquidation. Immediately before any liquidation, dissolution or winding up, or any Distribution of the Assets pursuant to a plan of liquidation, dissolution or winding up, the Class T-3 Shares will automatically convert to Class A Shares at the Class T-3 Conversion Rate.

(5) Conversion of Class T-3 Common Stock. Each Class T-3 Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into such number of Class A Shares equal to the product of each Class T-3 Share to be converted and a fraction, the numerator of which is the Class T-3 Estimated Value Per Share (including any reduction for Class T-3 Distribution Fees as described in the Corporation’s Prospectus) and the denominator of which is the Class A Estimated Value Per Share (the “Class T-3 Conversion Rate”), on the earlier of (a) a Listing of the Class A Common Stock, (b) a merger or consolidation of the Corporation with or into another entity, or the sale or other disposition of all or substantially all of the Corporation’s assets, (c) the end of the month in which the Dealer Manager determines that Total Corporation-Level Underwriting Compensation paid in an Offering plus the aggregate Distribution Fees paid with respect to all Class T-3 Shares sold in such Offering equal ten percent of the Gross Proceeds of such Offering and (d) the end of the month in which the Class T-3 Total Share-Level Underwriting Compensation plus the Distribution Fees paid with respect to any Class T-3 Share held by such Stockholder within such account equals eight and one-half percent (8.5%) of the total gross offering price of such Class T-3 Share or a lower limit, provided that, in the case of a lower limit, (i) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time Class T-3 Shares were first issued to such account sets forth the lower limit and (ii) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing.

(6) Organization and Offering Expense Limitation. The Corporation may reimburse the Business Manager and its Affiliates for Organization and Offering Expenses for up to seven and one-half percent (7.5%) of the Gross Proceeds allocable to sales of Class T-3 Shares incurred by the Business Manager or its Affiliates.

SECOND: The Class T-3 Common Stock has been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this      day of December, 2016.

ATTEST:	INLAND RESIDENTIAL PROPERTIES TRUST, INC.

	By:		(SEAL)
Name: Cathleen R. Hrtanek		Name: Mitchell A. Sabshon
Title: Secretary		Title: Chief Executive Officer and President